Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075
WACHOVIA SECURITIES

OFFICER'S CERTIFICATE
Reference is hereby made to that certain Pooling and Servicing Agreement dated as of August
15, 2001 by and among Wachovia Commercial Mortgage Securities, Inc. (formerly know as First Union
Mortgage Securities, Inc.) as Depositor, Wachovia Bank, National Association (formerly know as First Union
National Bank) as Master Servicer, Lennar Partners, Inc. as Special Servicer, and Wells Fargo Bank
Minnesota, National Association as Trustee and LaSalle Bank National Association as Paying Agent with respect to Commercial Mortgage Pass-Through Certificates, Series 2001-C3 (the "Agreement"). Capitalized
terms used herein not otherwise defined shall have the meanings assigned in the Agreement.
Pursuant to Section 3.13 of this Agreement, Timothy E. Steward and Clyde M. Alexander,
Directors of the Master Servicer, do hereby certify that:
1.
A review of the activities of the Master Servicer during the period from January 1, 2004 through
December 31, 2004 and of performance under the Agreement during such period has been made under our supervision; and
2.
To the best of our knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement in all material respects throughout the period
January 1, 2004 through December 31, 2004; and
3.
The Master Servicer has received no notice regarding qualification, or challenging the status, of
REMIC I, REMIC II as a REMIC under the REMIC Provisions or of the Grantor Trust as a
"Grantor Trust" for income tax purposes under the Grantor Trust Provisions from the Internal
Revenue Service or any other governmental agency or body.
IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 11 th day of March
2005.

/s/ Timothy E. Steward
Timothy E. Steward, Director
Wachovia Bank, National Association

/s/ Clyde M. Alexander
Clyde M. Alexander, Director
Wachovia Bank, National Association